Bonds.com Group, Inc. 10-K

Exhibit 3.7

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
BONDS.COM GROUP, INC.

BONDS.COM GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:            The Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 1, 2002.

SECOND:       A Certificate of Amendment to the Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 12, 2002.

THIRD:           A Certificate of Amendment to the Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 18, 2007.

FOURTH:       A Certificate of Ownership was filed with the Secretary of State of the State of Delaware on December 21, 2007.

FIFTH:            A Certificate of Correction was filed with the Secretary of State of the State of Delaware on December 23, 2009.

SIXTH:           That the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution:

         RESOLVED, that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that the first sentence of Article SIXTH of the Certificate of Incorporation be amended and restated in its entirety to read as follows:

        “The total number of shares of stock which the corporation shall authority to issue shall be 301,000,000, of which 300,000,000 shares shall be common stock, par value $0.0001 per share, and 1,000,000 shares shall be preferred stock, par value $0.0001 per share.”

SEVENTH:     That said amendment has been consented to and authorized by the holders of the necessary number of shares of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

EIGHTH:         That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Bonds.com Group, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by Jeffrey Chertoff, its Chief Financial Officer, this 31st day of March 2010.

BONDS.COM GROUP, INC.

By:	/s/ Jeffrey Chertoff
Name:	Jeffrey Chertoff
Title:	Chief Financial Officer